EXHIBIT

                 O


    ACQUISITION FRAMEWORK AGREEMENT

             BETWEEN

   CBCI INCOME AND GROWTH FUND, LLC

              AND

    CBCI ACQUISITIONS I, LLC

TABLE OF CONTENTS


1 DEFINITIONS AND INTERPRETATIONS	O-1
1.1 DEFINITIONS	O-1
1.2 INTERPRETATION	O-4
2 PROSPECTIVE ACQUISITIONS AND MODIFICATION	O-4
2.1 MODIFICATION	O-4
2.2 GENERAL PROPOSALS	O-5
2.3 ACQUISITION PROCESS	O-5
2.3.2 COMPLETION OF PRELIMINARY INVESTIGATION	O-5
2.4 TITLE TO PRODUCT	O-5
2.5 PRELIMINARY REPORTS	O-6
2.6 FINAL FEASIBILITY STUDY	O-6
2.7 ADDITIONAL INFORMATION	O-7
2.8 COST ESTIMATES	O-7
2.9 VERIFICATION BY COMPANY REPRESENTATIVE	O-7
2.10 SELECTION OF COMPANY REPRESENTATIVE	O-7
2.11 COMPANY REPRESENTATIVE'S COSTS	O-8
2.12 COMPANY REVIEW OF FINAL FEASIBILITY STUDY	O-8
2.13 ACQUISITION MEMBER FEES	O-8
2.14 LIMITATION OF LIABILITY	O-9
2.15 CONFIDENTIAL INFORMATION	O-9
3 COMPLETION OF ACQUISITION PROCESS	O-9
3.1 ACQUISITION BY ACQUISITION MEMBER	O-9
3.1.1 CONTRIBUTION OF PROPERTY BY ACQUISITION MEMBER	O-9
3.1.2 DETERMINATION OF FAIR MARKET VALUE	O-10
3.2 EXCLUSIVITY	O-10
4 PAYMENTS	O-10
4.1 PAYMENTS TO ACQUISITION MEMBER	O-10
4.1.1 PAYMENT FOR SERVICES	O-10
4.1.2 COMPANY ELECTION TO DISCONTINUE ACQUISITION PROCESS	O-11

5 TERMINATION BY COMPANY	O-11
5.1 TERM	O-11
5.2 NON-CURABLE TERMINATING EVENTS	O-11
5.3 CURABLE DEFAULTS	O-11
5.4 OTHER TERMINATION RIGHTS OF COMPANY	O-12
5.4.1 MINIMUM PARTICIPATION IN OWNERSHIP OF COMPANY	O-13
5.4.2 FORECLOSURE	O-13
5.5 RIGHTS AND OBLIGATIONS AFTER COMPANY TERMINATION	O-13
5.5.1 INCOMPLETE SERVICES	O-13
5.5.2 ASSIGNMENT OF AGREEMENTS	O-13
5.5.3 DELIVERY OF DOCUMENTS	O-13
5.5.4 RELEASE OF COMPANY	O-13
5.6 TERMINATION AS TO SPECIFIC PROSPECTIVE ACQUISITION	O-14
6 TERMINATION BY ACQUISITION MEMBER	O-14
6.1 COMPANY DEFAULT	O-14
6.2 RIGHTS AND OBLIGATIONS AFTER ACQUISITION MEMBER'S TERMINATION.	O-15
7 TERMINATION FOR REASONS OTHER THAN DEFAULT	O-15
7.1 OTHER TERMINATION PROCEDURES	O-15
7.1.1 ASSIGNMENT OF THIRD PARTY AGREEMENTS	O-15
7.1.2 STATEMENT OF ACCOUNT	O-16
7.1.3 RELEASE FROM EXCLUSIVITY	O-16
7.2 DELIVERY OF DOCUMENTS	O-16
7.3 ADDITIONAL INFORMATION	O-16
7.4 PAYMENT	O-16
8 PERFORMANCE OF OBLIGATIONS; ASSIGNMENT	O-16
8.1 TRANSFER BY ACQUISITION MEMBER TO AFFILIATES	O-16
8.2 CONTRACTORS	O-17
9 NOTICES	O-17
10 REPRESENTATIONS AND WARRANTIES	O-17
10.1 ACQUISITION MEMBER REPRESENTATIONS AND WARRANTIES	O-17
10.2 COMPANY REPRESENTATIONS AND WARRANTIES	O-18

11 GENERAL PROVISIONS	O-18
11.1 GOVERNING LAW AND JURISDICTION	O-18
11.2 PRONOUNS	O-18
11.3 REFERENCES IN THIS AGREEMENT	O-19
11.4 HEADINGS	O-19
11.5 BINDING EFFECT	O-19
11.6 COUNTERPARTS	O-19
11.7 AMENDMENTS	O-19
11.8 SEVERABILITY	O-19
11.9 WAIVER	O-19
11.10 NO THIRD PARTY BENEFICIARY	O-19
11.11 INDEMNITIES	O-20
11.11.1 INDEMNIFICATION OF COMPANY	O-20
11.11.2 INDEMNIFICATION OF ACQUISITION MEMBER	O-20
11.12 ATTORNEYS' FEES	O-21
11.12.1 PREPARATION OF THIS AGREEMENT	O-21
11.12.2 JUDICIAL ACTION OR LITIGATION	O-21
11.13 CUMULATIVE RIGHTS	O-21














           ACQUISITION FRAMEWORK AGREEMENT



THIS ACQUISITION FRAMEWORK AGREEMENT {"Agreement"}, is made and entered into as of November 20, 2002 by and between CBCI Income and Growth Fund, LLC, a Minnesota limited liability company {"Company"}, and CBCI Acquisitions
I, LLC, a Minnesota limited liability company {"Acquisition Member"}.

WITNESSETH:

WHEREAS, Company is in the process of offering up to $40,000,000 worth of its equity securities for sale to the general public, the proceeds of which will be used for the purpose of acquiring a portfolio of income-producing properties (either directly or indirectly through a new joint venture or partnership in which Company or any Affiliate of Company becomes the managing member or partner, hereinafter referred to as a "Joint Venture"); and,

WHEREAS, Acquisition Member is a member in good standing of Company; and

WHEREAS, Company and Acquisition Member desire to enter into this Agreement to provide that (a) when Company decides to pursue any Prospective Acquisition or to perform any pre-acquisition work relating to a Prospective Acquisition, Acquisition Member will be appointed to carry out the Acquisition Process; and (b) when any Joint Venture decides to pursue any Prospective Acquisition or to perform any pre-acquisition work relating to a potential Prospective Acquisition, Company will use its best efforts to cause Acquisition Member to be appointed as its representative to carry out the Acquisition Process.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed as follows:

1 DEFINITIONS AND INTERPRETATIONS

1.1 DEFINITIONS

As used in this Agreement the following words or expressions shall have the meaning respectively assigned to them.

"ACQUISITION PROCESS" means the process of identifying properties to be acquired, negotiating the terms and conditions of purchase of such property, preparing capital budgets, preparing feasibility studies, reviewing leases, plans, specifications, schematic designs, and other similar documents, preparing and submitting applications and negotiating consents and approvals from regulatory authorities and other third parties (including Occupants), negotiating or re-negotiating leases, determining the need for Modifications, and, finally, the purchasing of a Prospective Acquisition by Acquisition Member.

"AFFILIATE" means (i) any person directly or indirectly controlling, controlled by or under common control with another person; (ii) any person owning or controlling 10% or more of the outstanding voting securities of such other person; (iii) any officer, director or partner of such person; and
(iv) if such other person is an officer, director or partner, any such company for which such person acts in such capacity.

"ASSET MANAGER" means CBCI Fund Management I, Inc., a Minnesota corporation and its permitted successors and assigns under the Asset Management Agreement.

"ASSET MANAGEMENT AGREEMENT" means that certain Asset Management Agreement, dated as of October 31, 2002 between Company and Asset Manager, as the same may be amended from time to time.

"APPROVED BUDGET" means the budget for any Prospective Acquisition or Services (including the Purchase Price of any property to be acquired), as the context requires, and any subsequent revisions of those budgets, approved by Company, Joint Venture or Company Representative hereunder from time to time.

"BANKRUPTCY" with respect to any Person means the occurrence of any of the following events:

(a)	If such Person shall file a voluntary petition in bankruptcy or shall be adjudicated a bankrupt or insolvent, shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the present or any future Federal bankruptcy act or any other present or future applicable Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, or shall seek or consent to the appointment of any trustee, receiver, conservator or liquidator of such Person of all, or substantially all of, its property; or
(b)	If a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the present or any future Federal bankruptcy act, or any other present or future Federal, state or other statute or law relating to bankruptcy, insolvency, or other relief for debtors, and such order, judgment or decree shall remain unvacated and unstayed for a period of ninety (90) days from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such
Person or of all or substantially all of its property shall be appointed without the consent of such Person and such appointment shall remain unvacated and unstayed for a period of ninety (90) days, or if such Person shall file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceeding; or
(c)	If such Person shall admit to the others in writing its inability to pay its debts as they mature; or
(d)	If such Person shall make a general assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors; or
(e)	If any assets of such Person are attached, seized or subjected to a garnishment or other action by a creditor of such Person seeking to realize upon a judgment against such Person, and such attachment, seizure, garnishment or other action is not vacated, stayed or otherwise resolved within ninety (90) days thereafter.

"BUSINESS DAY" means a day which is not a Saturday, Sunday or legally recognized public holiday in the United States.

"CCRCI" means the Company Computed REIT Capitalization Index. CCRCI is determined from information reported each quarter in the 10-Q reports of certain publicly traded real estate investment trusts ("REITS"), as selected by the Company from time to time, and is computed by dividing the annualized amount of Funds From Operations (as that term is defined by the National Association Of Real Estate Investment Trusts) reported by such REITS during the most recent quarter by the total amount of real estate assets reported by such REITS, weighted by the number of days such real estate assets were actually held by such REITS during the quarter.

"COMPANY" means CBCI Income and Growth Fund, LLC, a Minnesota limited liability company and any permitted successor or assign under the terms of this Agreement. To the extent any Prospective Acquisition is sought by a Joint Venture, Company shall be deemed authorized to act on behalf of such Joint Venture in granting all approvals hereunder. For purposes of granting any approvals or consents under this Agreement, Company shall act through its Managing Member or Company Representative.

"COST ESTIMATES" means fully detailed estimates of all costs to be incurred by Company in connection with the provision of Services by Acquisition Member hereunder.

"FINAL FEASIBILITY STUDY" means the report produced by Acquisition Member when the investigation of any Prospective Acquisition by Acquisition Member pursuant to Section 2.6 has been completed to the extent necessary to enable Company or any Joint Venture to fully assess the financial feasibility of, and the construction risks relating to, the Prospective Acquisition.

"MANAGING MEMBER" means CBCI Fund Management I, Inc., a Minnesota corporation, and its permitted successors and assigns.

"OCCUPANT" means any Person using or in possession of any portion of a Prospective Acquisition from time to time under a lease with the current owner (or owner's predecessor in title) of the Prospective Acquisition including any Person using or in possession of a portion of the Prospective Acquisition on a temporary basis.

"COMPANY REPRESENTATIVE" means a representative of the Company appointed pursuant to Section 2.9. If Company has not appointed a representative pursuant to Section 2.9, all references to "Company Representative" contained in this Agreement shall be deemed to refer to Company or Company's Managing Member.

"MODIFICATION" means work of any description related to any particular Prospective Acquisition including any development, design, architectural, engineering, consulting and construction services that are subject to the provisions of Article 2. Modification shall not include any items constituting normal maintenance and repair.

"PERSON" means an individual, partnership, joint venture, limited liability company, trust, unincorporated association or other entity or association.

"PROPERTY" or "PROPERTIES" means any Prospective Acquisition purchased by Acquisition Member at the bequest of Company pursuant to the Acquisition Process.

"PROSPECTIVE ACQUISITION" means a property, whether existing or under development, identified by Company or Acquisition Member and considered, on a preliminary basis, to meet the investment objectives and policies of the Company as set forth in the Company's Prospectus dated xxxxx, 2003, and which properties may require Modification.

"PRIME RATE" means the rate of interest announced by the Wall Street Journal from time to time as its "prime" rate, or if no such rate is announced, then the rate charged to the best corporate customers for demand loans.

"PROJECT PRICE" with respect to any Prospective Acquisition means the costs incurred to acquire the Prospective Acquisition pursuant to the Acquisition Process.

"SERVICES" means any one or more of the services that Acquisition Member is obligated to provide under this Agreement including, without limitation, preparation of preliminary budgets, plans, construction schedules and feasibility studies, design and architectural services (including the preparation of drawings, plans and specifications, schematic designs and similar documents), preparation and negotiation of applications or requests for consents or approvals from regulatory authorities and other third parties (including any required approvals of existing Occupants) and, if appropriate, the negotiation or re-negotiation of leases with Occupants or proposed Occupants of any Prospective Acquisition.

1.2 Interpretation

In this Agreement, unless a contrary intention is expressly provided:

(a)	A reference to this Agreement or another instrument includes any modification or replacement of them;
(b)	A reference to a statute, ordinance, code or other law includes regulations under it and consolidations, amendments, re-enactments or replacements of any of them;
(c)	The singular includes the plural and vice versa;
(d)	Where under any provision of this Agreement except ARTICLES 5 and 6 and Section 7.4, any notice is to be given or any other act, matter or thing is to be done in the stated period of days only Business Days shall be counted, and where anything is to be done on a day which is a non-Business Day then that thing will be deemed to be required to be done on the next succeeding Business Day; and
(e)	The word "including" where used in this Agreement shall be deemed followed by the words "without limitation" if not already followed by those words.

2 PROSPECTIVE ACQUISITIONS AND MODIFICATION

2.1 Modification

Company and Acquisition acknowledge that it is desirable to remodel and refurbish Prospective Acquisitions in order to maximize investment returns and maintain quality and appearance standards and, accordingly, it may be appropriate to consider the advisability of performing a Modification.

2.2 General Proposals

From time to time during the term of this Agreement, Acquisition Member may make proposals and recommendations to Company regarding a Prospective Acquisition. In addition, Company may from time to time request Acquisition Member to evaluate a Prospective Acquisition. Company shall not be obligated to reimburse Acquisition Member for any costs in connection with the preparation of any proposal relating to any Prospective Acquisition unless Company or Company Representative has given its consent to an Approved Budget under Section 2.3 for the Services in connection with any such proposal (and then only to the extent provided in the Approved Budget).

2.3 Acquisition Process

2.3.1 Preliminary Investigation

At the time Acquisition Member shall propose to commence any Acquisition Process for a Prospective Acquisition, or promptly after its receipt of a request from Company to evaluate a Prospective Acquisition, Acquisition Member shall submit a budget itemizing the estimated costs to undertake preliminary investigations relative to such Prospective Acquisition. The budget to be submitted by Acquisition Member shall be reasonable in both form and content, shall be reasonable under all of the circumstances and shall contain Cost Estimates with respect to such preliminary investigations. It is acknowledged that any Approved Budget for, and the scope of, the preliminary investigations will be reviewed from time to time with a view to updating their content to reflect such changes as are appropriate under the circumstances. Any such review (including a change in the scope of the preliminary investigations), whether initiated by Company or Acquisition Member, shall be deemed to be a revised budget submitted by Acquisition Member under this Section 2.3 and shall be subject to approval by Company pursuant to this Section 2.3.

2.3.2 Completion of Preliminary Investigation

If Company or Company's Representative approves a budget or revised budget submitted by Acquisition Member under Section 2.3.1 and elects to proceed with the preliminary investigations, Acquisition Member shall proceed with the work reasonably necessary to complete the preliminary investigation in accordance with the Approved Budget and the scope of investigations agreed to between Acquisition Member and Company or Company's Representative. It is acknowledged that the scope of preliminary investigations may include negotiations with authorities, Occupants and prospective Occupants, design work, approval, supervision and coordination of the design, demographic analyses and similar services. Company will use its best reasonable efforts to cause Acquisition Member to be appointed to provide any preliminary investigations in connection with any Prospective Acquisition of any Joint Venture.

2.4 Title To Product

Upon payment by Company or by a Joint Venture to Acquisition Member for Services provided under this Agreement, title to the Product (as defined below} of the Services in respect of which the payment was made shall pass to Company or Joint Venture. For the purposes of this Section 2.4, "Product" includes any commercial information with respect to the applicable Prospective Acquisition, including information relating to financial feasibility, demographics, market trends and prospective Occupants, and design documentation, but does not include any design concept inherent in any design work or documentation or any Confidential Information as defined in
Section 2.15.

2.5 Preliminary Reports

During the period that Acquisition Member is providing any Services to Company relating to the preliminary investigations of any Prospective Acquisition, Acquisition Member shall provide to Company regular reports, in a form reasonably acceptable to Company, containing updates as to the progress of its investigations and such information as is reasonably requested by Company or Company Representative. Such reports shall be provided at such intervals as Company and Acquisition Member may reasonably agree at the time that the Approved Budget is established pursuant to Section
2.3 but shall, in all events, include a quarterly progress report specifying the costs incurred during the preceding quarter by Acquisition Member and a reconciliation of the actual costs incurred for the preliminary investigations through the date of such report as against the Approved Budget; provided, except as otherwise agreed by Company or Company Representative, such reports shall not be deemed to amend the Approved Budget.

2.6 Final Feasibility Study

At the conclusion of its preliminary investigations of any Prospective Acquisition under Section 2.3.2, Acquisition Member shall produce and deliver to Company a Final Feasibility Study, subject to the limitations of the Approved Budget and the agreed scope of the preliminary investigations. The Final Feasibility Study shall contain such detailed information as may be reasonably required to enable Company to make a fully informed decision as to whether to proceed with the applicable Acquisition Process including:

(a)	Preliminary schematic plans and, to the extent available,
specifications;
(b)	A proposed construction and acquisition schedule, including the dates for substantial completion of any proposed acquisition or
Modification;
(c)	Cost Estimates for the Prospective Acquisition to the extent not included in Section 2.6(g) below;
(d)	The consultants proposed to be used by Acquisition Member to the extent known by Acquisition Member at the time;
(e)	Required payments to and any other requirements of governmental authorities necessary to obtain all consents, permits and
entitlements for the applicable Prospective Acquisition;
(f)	Reports on any issues which may impact the timing, success or cost of the Prospective Acquisition, including, if applicable, any matters related to the leasing or compliance of the Acquisition
Process with any existing leases or with applicable local building laws;
(g)	A detailed budget for the Prospective Acquisition, including all fees payable to Acquisition Member in accordance with the terms hereof;
(h)	Any reports prepared by consultants hired by Acquisition Member.



2.7 Additional Information

Acquisition Member shall deliver each completed Final Feasibility Study to Company and/or Company Representative as directed by Company.

If so requested by Company or Company Representative, at Company's cost, Acquisition Member shall provide such other material, reports, information or assistance as may be considered reasonably necessary by the person making the request including, subject to the provisions of Section 2.15, upon reasonable advance notice to Acquisition Member, access to (a) all information, reports and reviews developed or obtained by Acquisition Member for the purposes of any Final Feasibility Study, (b) any of Acquisition Member's governors, managers and senior personnel directly involved in the performance of Services or the preparation of the Final Feasibility Study for any aspect of the Acquisition Process, and (c) such other persons and consultants as such may be nominated for the purpose. Acquisition Member shall nominate such additional persons and consultants from time to time as may be appropriate to provide to Company the information that is required to be provided under this Agreement. Subject to Section 2.15, Acquisition Member shall disclose to Company or any Company Representative all information or documents relevant to the preparation and the content of the Final Feasibility Study.

2.8 Cost Estimates

The Cost Estimates included in any Final Feasibility Study shall include fully detailed categories in a form and containing such information as Company or Company's Representative may reasonably require. If so requested by Company Representative, Acquisition Member shall provide to Company Representative a full report of the assumptions and calculations employed by Acquisition Member in compiling the detailed costs or any component part thereof.

2.9 Verification By Company Representative

Company may engage, at any time a Company Representative to report on and verify any aspect of the Services for any Prospective Acquisition, including the Final Feasibility Study, project timing and verification of the accuracy of any Cost Estimates and, subject to Section 2.15, Acquisition Member shall provide such additional information as may be requested by Company Representative to enable the appropriate reports and verifications to be made.

2.10 Selection Of Company Representative

If Company desires to engage a Company Representative, Company shall consult with Acquisition Member in good faith as to the selection of an independent third party to be engaged as Company Representative under this Agreement and shall consider in good faith any independent third parties recommended by Acquisition Member to act as Company Representative. After appropriate consultation, Company will notify Acquisition Member of Company's preferred representative and obtain Acquisition Member's consent thereto.

Unless, within 10 days after Acquisition Member's receipt of a written request for approval, Acquisition Member shall have delivered a notice to Company rejecting the proposed Company Representative and specifying the reasons for such rejection, Acquisition Member will be deemed to have accepted the Company Representative so proposed.

2.11 Company Representative's Costs

The fees and costs (including indirect and out of pocket costs) of any Company Representative employed by Company to undertake a review or assessment of, or verify any matter contained in, a Final Feasibility Study or any other report, proposal or Service issued, delivered or provided by Acquisition Member pursuant to this Agreement shall be borne by Company.

2.12 Company Review Of Final Feasibility Study

Before a final decision is made by Company to complete the Acquisition Process with respect to any Prospective Acquisition, Company shall first have the opportunity to thoroughly investigate and review the Final Feasibility Study and the estimated cost of the Prospective Acquisition based on such reports, plans and specifications and Cost Estimates as Acquisition Member shall provide, and for this purpose Acquisition Member shall submit to Company, to the extent not contained in the Final Feasibility Study, such reports, plans and specifications, construction schedules and Cost Estimates and such other material, and reports as Company or Company Representative may reasonably require. At the request of Company, Acquisition Member shall update the Final Feasibility Study to reflect any additional matters reasonably required by Company and to take into account any comments of Company on the conclusions of Acquisition Member set forth in the Final Feasibility Study.

Company and Acquisition Member acknowledge that the Acquisition Agreement provides for Acquisition Member to complete the Acquisition Process in accordance with an approved schedule. As part of its approval of any Final Feasibility Study, Company may, at its sole option, engage a Company Representative to review such study and advise Company with respect to the costs to be paid by Company or any Joint Venture with respect to the Prospective Acquisition and also as to the timing set forth in the acquisition and Modification schedule. If Company Representative shall not approve the costs or schedule proposed by Acquisition Member in its Final Feasibility Study, Company Representative shall notify Acquisition Member of the differences (and provide to Acquisition Member reasonable detail of the reasons for such differences) between Acquisition Member's proposal and what it believes is reasonable under the circumstances and conditions outlined in the Final Feasibility Study. If Company Representative and Acquisition Member's Representative shall not have reached agreement within 60 days, Company may exercise its right to choose not to proceed with any Prospective Acquisition.

2.13 Acquisition Member Fees

It is acknowledged and agreed that, in the event Company shall proceed with any Prospective Acquisition, the amounts payable to Acquisition Member under this Agreement shall be included in the Approved Budget for the Prospective Acquisition and Acquisition Member shall be entitled to such amounts on the date Company accepts the contribution of any Property contribute by Acquisition Member. In addition to payment and reimbursements for Services, Acquisition Member shall be paid an Acquisition Fee for each Property contributed to Company pursuant to Section 3.1.1 of this Agreement in an amount computed as follows:

(1)	1% of the Fair Market Value of each Property contributed for the first $40,000,000 of Property contributions; and,
(2)	3% of the Fair Market Value of each Property contributed
thereafter;

2.14 Limitation Of Liability

Company acknowledges that it will perform its own verification of all financial projections related to any Property contributed to Company by Acquisition Member, and in no event shall Acquisition Member be liable to Company or any Joint Venture for any discrepancy between such financial projections and actual operating results.

2.15 Confidential Information

Notwithstanding any other provision of this Agreement requiring Acquisition Member or its members, employees and agents to provide information, documentation or reports to the Company, Company Representative, or other agents or representatives of the Company, Company hereby acknowledges and agrees that such information does not include information about any property or other matters other than those relating specifically to Property, Prospective Acquisitions or other items obtained or produced as part of any Acquisition Process (collectively, the "Confidential Information").

3 COMPLETION OF ACQUISITION PROCESS

3.1 Acquisition By Acquisition Member

If Company has made a decision to proceed with the Acquisition Process detailed in any Final Feasibility Study (Acquisition Member to be notified in writing of such decision), then Company will appoint and Company will use its best reasonable efforts to cause the applicable Joint Venture to appoint Acquisition Member to undertake the completion of the Acquisition Process and for this purpose Company or the applicable Joint Venture shall notify Acquisition Member in writing to acquire the Prospective Acquisition in Acquisition Member's name. Once a Prospective Acquisition has been so acquired, the Acquisition Process shall be deemed to be completed for that particular Prospective Acquisition.


3.1.1 Contribution Of Property By Acquisition Member

Upon completion of the Acquisition Process, Acquisition Member shall contribute the applicable Property to the Company and Company will accept such contribution of Property provided that Company receives marketable title (subject only to encumbrances for tax assessments, utility easements and other encumbrances typical in commercial real estate transactions) to the Property at the time of its contribution by Acquisition Member. Evidence of marketable title may include a policy of title insurance, an opinion of counsel or other evidence as is customary in the locality in which the Property is situated.

Upon acceptance of Acquisition Member's contribution of Property, Company will credit the capital account of Acquisition Member on Company's books by an amount equal to Fifty Percent (50%) of the Fair Market Value of the Property.

3.1.2 Determination of Fair Market Value

Company and Acquisition Manager hereby understand and agree that the fair market value ("Fair Market Value") of any Property at the time of its contribution shall be an amount determined by dividing the projected annual rental payments anticipated to be received during the next full fiscal year of the Company (less rental expenses associated with such Property, but without deduction for any overhead, accounting, legal or other administrative expenses of Company) by the CCRCI in effect at the date of contribution.

3.2 Exclusivity

Company shall not, and shall use its best reasonable efforts to cause any Joint Venture not to, during the term of this Agreement, without the consent in writing of Acquisition Member (which may be given or withheld in Acquisition Member's sole and absolute discretion) engage any person other than Acquisition Member to provide Services or to undertake all or any portion of any Acquisition Process in respect of any Prospective Acquisition. Nothing in this Section shall limit or modify the rights with respect to termination afforded to Company under this Agreement.

4 PAYMENTS

4.1 Payments To Acquisition Member

4.1.1 Payment For Services

In consideration for undertaking all work in connection with the preparation of reports, studies, plans and specifications, construction schedules, budgets and Cost Estimates including all necessary acquisition, design, architectural, consulting and engineering construction services (including approval, supervision and coordination of the design of any Modification) undertaken by Acquisition Member prior to the completion of any Acquisition Process, Acquisition Member shall be entitled to payment for all costs (which costs shall, for purposes of employees of Acquisition Member providing Services hereunder, be calculated at a rate equal to the hourly rate of such employees, based on their salaries, wages and benefits based upon a 40 hour work week, to the extent such employee is working specifically on any Prospective Acquisition hereunder pursuant to an Approved Budget) incurred by it or by any third party under Acquisition Member's supervision, provided that notwithstanding the foregoing, Acquisition Member shall not be entitled to be reimbursed for any such costs incurred by it except to the extent set forth in an Approved Budget for the Acquisition Process to which such costs relate. Acquisition Member shall submit to Company on a monthly basis its invoices for costs of providing the Services hereunder. Subject to Company's verification that such costs were incurred in accordance with the terms hereof (which verification may be performed by a Company Representative), Company shall pay or cause any applicable Joint Venture to pay the amount of such invoice within 15 Business Days after its receipt thereof. In the event that Company directs Acquisition Member to complete the Acquisition Process for any Prospective Acquisition, Acquisition Member shall be paid the fees set forth in this Agreement.




4.1.2 Company Election To Discontinue Acquisition Process

At any time prior to providing notice to Acquisition Member to complete the Acquisition Process (as set forth in Section 3.1) for any Prospective Acquisition, Company may elect to discontinue or delay any Service being provided by Acquisition Member hereunder. If Company decides to halt any Services being provided pursuant to Section 2.3 prior to the completion of the relevant Services, or to halt the preparation of a Final Feasibility Study, or not to complete the Acquisition Process following the delivery to Company of the Final Feasibility Study for any Prospective Acquisition, then Company shall notify Acquisition Member of its decision and Acquisition Member shall halt all work on the applicable preliminary investigation or Final Feasibility Study as the case may be. In the event that Company elects to discontinue any Service under this Section, Acquisition Member shall be entitled to payment for the Services provided by Acquisition Member or any third party under Acquisition Member's supervision in accordance with the terms hereof, including, without limitation, in accordance with an Approved Budget with respect to the applicable preliminary investigation or Final Feasibility Study, up to and including the date of the notice. Promptly after its receipt of any notice from Company under this Section 4.1.2, Acquisition Member shall deliver to Company an invoice and supporting documents for the Services performed by Acquisition Member or any third party under Acquisition Member's supervision, up to and including the date of the Notice.

5 TERMINATION BY COMPANY

5.1 Term

The term of this Agreement shall commence as of the date hereof and shall continue until terminated pursuant to this Article.

5.2 Non-Curable Terminating Events

Company may terminate this Agreement on 15 days prior written notice to Acquisition Member upon (a) the occurrence of the Bankruptcy of Acquisition Member; or (b) an act of fraud, embezzlement or theft constituting a felony against Company or its Affiliates which causes it (i) material injury; is perpetrated by Acquisition Member in its corporate capacity (as distinguished from the acts of any employees that are performed without the complicity of the managing members of Acquisition Member) under this Agreement.

5.3 Curable Defaults

Company may terminate this Agreement by written notice to Acquisition Member in the event that Acquisition Member shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of thirty (30) days after written notice thereof shall have been given to Acquisition Member by Company specifying such default and requesting that the same be remedied in such thirty-day period (an "Acquisition Member Default Notice").

Acquisition Member shall be deemed to have complied with an Acquisition Member Default Notice given under this Section 5.3 if Acquisition Member shall, in good faith, have commenced to remedy the default specified therein as soon as is practicable after receiving such Acquisition Member Default Notice and, if the default is such that it is curable within a reasonable time, but cannot be reasonably remedied within the specified time, Acquisition Member thereafter shall have diligently prosecuted the cure to its completion.

Company shall have the right to terminate this Agreement based on a default by Acquisition Member under this Section 5.3 only if such default is determined to constitute an Acquisition Member Adjudicated Default as provided below. If Company believes that Acquisition Member has defaulted in the performance of a material obligation under this Agreement and such default remains uncured following the delivery of an Acquisition Member Default Notice, and the expiration of the applicable cure period provided in this Section 5.3, then Company may deliver a written notice to Acquisition Member setting forth its intention to terminate this Agreement pursuant to this Section (a "Company Termination Notice"). If Acquisition Member desires to contest such termination, then Acquisition Member shall notify Company within ten (10) Business Days after receipt of the Company Termination Notice, and senior personnel of each party shall meet promptly and negotiate in good faith in order to resolve such dispute. If such senior personnel are unable to resolve the dispute within thirty (30) days after Acquisition Member's receipt of the Company Termination Notice, then Acquisition Member may institute an action in the appropriate judicial forum within thirty (30) days thereafter to determine whether Acquisition Member has defaulted in the performance of a material obligation hereunder. An "Acquisition Member Adjudicated Default" shall be deemed to have occurred if:

1.	The parties' respective senior personnel are unable to resolve such dispute and Acquisition Member does not institute a judicial proceeding within thirty (30) days after it's receipt of an Company Termination Notice;
2.	A court renders a final decision finding that Acquisition Member has defaulted in the performance of a material obligation hereunder, and Acquisition Member does not deliver a notice of appeal to the appropriate parties within the applicable appeal period; or
3.	A court renders a final decision finding that Acquisition Member has defaulted in the performance of a material obligation hereunder and an appeal is perfected by Acquisition Member within the applicable appeal period, and a second court renders a final decision finding that Acquisition Member has defaulted in the performance of a material obligation hereunder.

Upon the giving of a default notice under this Section 5.3, Company may suspend any payment which thereafter may become due to Acquisition Member, other than amounts actually due and payable to third-party contractors performing work under Acquisition Member's supervision under any applicable contracts, and amounts properly payable to Acquisition Member at the time of the default with respect to completed work, until such time as the default has been remedied. If the engagement of Acquisition Member hereunder to carry out any Services is terminated by Company, then Company shall not be obligated to make any further payments to Acquisition Member.

5.4 Other Termination Rights Of Company

In addition to the termination rights of Company under Sections 5.2 and 5.3 hereof, Company shall have the following termination rights:




5.4.1 Minimum Participation In Ownership Of Company

Upon thirty (30) days prior written notice to Acquisition Member if the aggregate direct and indirect interest of the Managing Members and their Affiliates (including any investment vehicle sponsored, promoted or managed by any such entity) in Company shall become less than 20%, Company may terminate this Agreement, provided that no termination shall be permitted under this Section 5.4.1 with respect to a Prospective Acquisition for which Services are then being performed by Acquisition Member or for which Acquisition Member has been directed to complete the Acquisition Process pursuant to Section 3.1.

5.4.2 Foreclosure

Company may terminate this Agreement as to any Prospective Acquisition upon the foreclosure by any mortgagee upon such Prospective Acquisition or the taking of possession thereof by a deed-in-lieu of foreclosure or any other transfer to a mortgagee, directly or indirectly, except as otherwise agreed in writing by Acquisition Member and such mortgagee. No termination of this Agreement with respect to a specific Prospective Acquisition pursuant to this
Section 5.4.2 shall affect the terms of this Agreement with respect to the remaining Prospective Acquisitions.

5.5 Rights And Obligations After Company Termination

In the event that Company shall terminate the engagement of Acquisition Member pursuant to Section 5.2 or Section 5.3, the following shall be the respective rights and duties of Company and Acquisition Member with respect to all Sections of this Agreement that relate to the performance of the Acquisition Process:

5.5.1 Incomplete Services

Company may employ and pay another person or persons to carry out and complete the Services that are uncompleted as of the date of termination ("Incomplete Services").

5.5.2 Assignment Of Agreements

Acquisition Member shall, if so required by Company, assign to Company without any further payment or consideration the benefit of any agreement between Acquisition Member and any consultant or subcontractor for the provision of services or work for the purposes of this Agreement, and Company shall pay for those services under those agreements, after said termination, the price fixed by the relevant agreement, insofar as it has not been already paid by Acquisition Member;

5.5.3 Delivery Of Documents

Upon receipt of a written request from Company, Acquisition Member shall promptly deliver to Company all documentation relating to the Services.

5.5.4 Release Of Company

Company shall be released from the exclusivity provisions set forth in
Section 3.2.

5.6 Termination As To Specific Prospective Acquisition

In the event that Company shall terminate the engagement of Acquisition Member for any specific Prospective Acquisition due to a material default by Acquisition Member thereunder, this Agreement shall be deemed to be terminated as to such Prospective Acquisition (and Company and Acquisition Member shall have the rights and obligations set forth in Section 5.5 as to such Prospective Acquisition only), and Company shall be released from the exclusivity provisions set forth in Section 3.2 as to such Prospective Acquisition (it being acknowledged that this Agreement shall continue with respect to the remaining Prospective Acquisitions).

6 TERMINATION BY ACQUISITION MEMBER

6.1 Company Default

Without prejudice to any other rights and remedies it may have, Acquisition Member may suspend provision of any Services or terminate its engagement in relation to any Services if Company fails to pay the amount that is properly due under any invoice issued by Acquisition Member within fifteen (15) days of its becoming due for payment, and such failure shall continue for a period of not less than (20) days after written notice thereof shall have been given to Company by Acquisition Member (a "COMPANY DEFAULT NOTICE"), which notice shall state Acquisition Member's intention to so suspend the Services or terminate its engagement hereunder; provided, to the extent Company is disputing the payments due Acquisition Member with respect to any specific Prospective Acquisition, Acquisition Member shall not automatically suspend Services for any other Prospective Acquisition during such dispute. Any suspension of Services shall not prevent Acquisition Member from terminating its engagement in relation to all Services under this Section during the time the Services are suspended.

Acquisition Member shall have the right to terminate its engagement under this Agreement as to any Prospective Acquisition pursuant to this Section 6.1 based on Company's failure to pay any amount which is properly due under any invoice with respect to such Prospective Acquisition issued by Acquisition Member only if such default is determined to constitute a Company Adjudicated Default as provided below. If Acquisition Member believes that Company has failed to pay any amount that is properly due under any invoice with respect to any Prospective Acquisition issued by Acquisition Member, and such default remains uncured following the delivery of a Company Default Notice and the expiration of the applicable cure period provided in this Section 6.1, then Acquisition Member may deliver a written notice to Company setting forth its intention to terminate its engagement under this Agreement as to such Prospective Acquisition pursuant to this Section (an "ACQUISITION MEMBER TERMINATION NOTICE").If Company desires to contest such termination, then Company shall notify Acquisition Member within ten (10) Business Days after receipt of the Acquisition Member Termination Notice, and senior personnel of each party shall meet promptly and negotiate in good faith in order to resolve such dispute. If such senior personnel are unable to resolve the dispute within thirty (30) days after Company's receipt of the Acquisition Member Termination Notice, then Company may institute an action in the appropriate judicial forum within thirty (30) days thereafter to determine whether Company has failed to pay any amount that is properly due under any invoice issued by Acquisition Member. A "COMPANY ADJUDICATED DEFAULT" shall be deemed to have occurred if:

1.	The parties' respective senior personnel are unable to resolve such dispute and Company does not institute a judicial proceeding within thirty (30) days after it's receipt of an Acquisition Member
Termination Notice;
2.	A court renders a final decision finding that Company has failed to pay any amount which is properly due under any invoice issued by
Acquisition Member, and Company does not deliver a notice of appeal to the appropriate parties within the applicable appeal period; or
3.	A court renders a final decision finding that Company has failed to pay any amount which is properly due under any invoice issued by Acquisition Member and an appeal is perfected by Company within the applicable appeal period, and a second court renders a final decision finding that Company has failed to pay any amount which is properly due under any invoice issued by Acquisition Member.

6.2 RIGHTS AND OBLIGATIONS AFTER ACQUISITION MEMBER'S TERMINATION.

Upon a termination of Acquisition Member's engagement under Section 6.1, Company shall pay to Acquisition Member the following several sums in relation to the Services:

1.	The value of the Services provided under this Agreement in accordance with any Approved Budget up to the date of termination;
2.	The cost of materials or goods or services ordered pursuant to the
Approved Budget for the provision of the Services and paid for or agreed to be paid for by Acquisition Member, provided that where any materials or goods are in the possession of Acquisition Member they shall be delivered to Company with clear title (except for any applicable materialman's liens, provided that such lien shall be removed contemporaneously with such payment) at the time of payment by Company, and where they are not in the possession of Acquisition Member any payment made in respect of such goods by Company shall be refunded by Acquisition Member if they are not delivered to Company with clear title promptly after payment therefor; and
3.	Any loss or damage caused to Acquisition Member by any termination pursuant to Section 6.1.

7 TERMINATION FOR REASONS OTHER THAN DEFAULT

7.1 Other Termination Procedures

If this Agreement is terminated pursuant to Section 5.4 or for reasons other than those specified in Section 5.2, Section 5.3 or ARTICLE 6, then the following procedures shall apply, as applicable, to each Prospective Acquisition that is the subject of such termination:

7.1.1 Assignment Of Third Party Agreements

Acquisition Member shall, if so required by Company, assign to it without any further payment or consideration the benefit of any assignable agreement between Acquisition Member and any third party consultant for the supply of services with respect to any applicable Prospective Acquisition, provided that upon any termination of this Agreement pursuant to Section 5.4 (other than a termination pursuant to Section 5.4.1), Company shall be required to assume all such agreements or subcontracts; and


7.1.2 Statement Of Account

Within thirty (30) days after the date of termination of this Agreement, Acquisition Member shall provide to Company a statement of account in form and content reasonably satisfactory to Company which form shall include, without limitation the following information:

(a)	Details of all expenditures made and costs incurred pursuant to any
Approved Budget current as of the date of termination;
(b)	The total amount paid to or at the direction of Acquisition Member in accordance with any Approved Budget as of the date of termination;
(c)	The percentage of the applicable Services completed by Acquisition
Member as of the date of termination; and
(d)	The balance due to Acquisition Member;

7.1.3 Release From Exclusivity

Upon Company's payment of any amounts due and owing in accordance with
Section 7.4, Company shall be released from the exclusivity provisions set forth in Section 3.2 with respect to the applicable Prospective Acquisitions.

7.2 Delivery Of Documents

Upon receipt of any amount due to Acquisition Member under Section 7.4, Acquisition Member shall provide to Company all design documents, consents and certificates from governmental authorities and any other documents or records relevant to the Services or Acquisition Process being undertaken by Acquisition Member under this Agreement in the possession of Acquisition Member as of the date of termination.

7.3 Additional Information

Within twenty (20) days after the receipt of the final statement from Acquisition Member under Section 7.1.2, Company may request Acquisition Member to provide such additional information or documents as Company may reasonably require.

7.4 Payment

Within fifteen (15) Business Days of the date on which Company receives all information or additional documents requested by it under Section 7.3, Company shall pay to Acquisition Member the amount set forth in paragraph (d) of Section 7.1.2.

8 PERFORMANCE OF OBLIGATIONS; ASSIGNMENT

8.1 Transfer By Acquisition Member To Affiliates

Acquisition Member may assign all or any of its obligations under this Agreement to, or otherwise arrange for such obligations to be performed by, any Affiliate. The transfer of an interest in Acquisition Member shall not be deemed an assignment of this Agreement so long as the existing owners of Acquisition Member continue to own, directly or indirectly, at least a 50% interest in Acquisition Member.



8.2 Contractors

Acquisition Member may sub-let or sub-contract any part of its obligations and provide either directly or through its sub-contractors all labor including the labor of architects, experts and other persons necessary for the execution and completion of its obligations in accordance with the provisions of this Agreement provided that no sub-letting or sub-contracting will relieve Acquisition Member of any of its obligations under this Agreement. Notwithstanding the foregoing to the contrary, Acquisition Member agrees not to transfer or assign its interest in Company or its interest in any Property or Prospective Acquisition except to an Affiliate.

9 NOTICES

In order to be deemed effective, all documents to be delivered and all notices, approvals, authorizations and/or consents to be given or obtained by any party to this Agreement shall be in writing and, where a notice is to be given, shall be given by personal delivery, or sent by express mail or nationally recognized overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, or by facsimile (with confirmed receipt), addressed as set forth below.

If to Company, then to:

    CBCI Income and Growth Fund, LLC
    Suite 715 Plymouth Building
    12 South Sixth Street
    Minneapolis, Minnesota 55402

If to Acquisition Member:

    CBCI Acquisitions I, LLC
    Suite 715 Plymouth Building
    12 South Sixth Street
    Minneapolis, Minnesota 55402

The above addresses may be changed for future communications or delivery of notice hereunder by giving notice of such change to the others listed above in the manner prescribed by this Article. All notices shall be deemed effective when received by all applicable parties at the addresses set forth above (as such addresses may be changed by the parties in accordance herewith). Notwithstanding the foregoing, no notice shall be deemed ineffective because of any party's refusal to accept delivery at the address specified for the giving of such notice in accordance herewith.

10 REPRESENTATIONS AND WARRANTIES

10.1 Acquisition Member Representations And Warranties

Acquisition Member represents and warrants as of the date of this Agreement that:

(a)	It is a limited liability company duly organized and in good standing under all applicable legal requirements and has all requisite power and authority to enter into and observe its obligations under this Agreement;

(b)	It has in full force and effect all authorizations necessary to enter into this Agreement and to perform its obligations under this
Agreement and allow them to be enforced.
(c)	It, together with its Affiliates, has the skill and experience necessary to perform its obligations in accordance with the terms of this Agreement;
(d)	Its warranties and obligations contained in this Agreement as at the date of this Agreement are valid and binding on it; and
(e)	It is not, in relation to the performance of its obligations under this Agreement, in default under any legal requirement (whether or.
not at law or in equity) or other obligation (including any contractual or fiduciary obligation)

10.2 Company Representations And Warranties

Company represents and warrants as at the date of this Agreement that:

(a)	It is a Minnesota limited liability company, duly organized, and in good standing under all applicable legal requirements and has all requisite power and authority to enter into and observe its
obligations under this Agreement;
(b)	It has and will continue to have or have available to it during the term of this Agreement, the financial capacity necessary to comply with its obligations under this Agreement.
(c)	It has in full force and effect all authorizations necessary to enter into this Agreement and to perform its obligations under this Agreement and allow them to be enforced.
(d)	Its warranties and obligations contained in this Agreement as at the date of this Agreement are valid and binding on it; and
(e)	It is not, in relation to the performance of its obligations under this Agreement, in default under any legal requirement (whether or not at law or in equity) or other obligation (including any contractual or fiduciary obligation).

11 GENERAL PROVISIONS

11.1 Governing Law And Jurisdiction

This Agreement is made in and shall be governed by and construed in accordance with the laws of the State of Minnesota. Both Acquisition Member and Company irrevocably and unconditionally submit to the non-exclusive jurisdiction of the courts of Minnesota. Company and Acquisition Member waive any right they may have to object to an action being brought in those courts including, without limitation, by claiming that the action has been brought in an inconvenient forum or that those courts do not have jurisdiction. Without preventing any other mode of service, any document in an action (including, without limitation, any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of notices and in the manner prescribed therefor under ARTICLE 9.

11.2 Pronouns

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

11.3 References In This Agreement

All references herein to numbered or lettered Articles, Sections and Paragraphs refer to the respective Articles, Sections and Paragraphs of this Agreement unless otherwise expressly stated.

11.4 Headings

All headings herein are inserted only for convenience and ease of reference and are not to be considered in the construction or interpretation of any provision of this Agreement.

11.5 Binding Effect

Except as herein otherwise expressly stipulated to the contrary, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

11.6 Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

11.7 Amendments

This Agreement may not be amended, altered or modified except by a written instrument signed by each of the parties to this Agreement.

11.8 Severability

Every provision of this Agreement is hereby declared independent of, and separable from, every other provision of this Agreement. To the extent any such provision shall be held to be invalid or unenforceable, such provision shall be deemed not to exist in this Agreement and any such holding shall be without effect upon the validity or enforceability of any other provision of this Agreement. It is the intention of the parties hereto that, in lieu of each provision of this Agreement which is determined to be invalid or unenforceable, there shall be added, as part of this Agreement, such an alternative clause or provision as may be valid or enforceable but otherwise as close to the applicable original provision as possible.

11.9 Waiver

No waiver of any provision of this Agreement shall be deemed to or shall constitute a waiver of any other provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Failure on the part of any party to complain of any act of any other party, or to declare any other party in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder.

11.10 No Third Party Beneficiary

This Agreement is made for the exclusive benefit of the parties hereto, their executors, administrators, successors and assigns herein permitted (including, without limitation, persons taking by novation or assumption) and, except as otherwise expressly provided, not for any third party as a third party beneficiary or otherwise. Except as otherwise specifically provided, nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto, their executors, administrators, successors and assigns herein permitted, any rights or remedies by reason of this Agreement.

11.11 Indemnities

11.11.1 Indemnification Of Company

Acquisition Member hereby agrees to indemnify, defend and protect Company and Joint Ventures, their respective officers, directors and managers {each such person collectively called "the Indemnified Parties" for the purposes of this
Section 11.11.1) and hold each of the Indemnified Parties harmless against all claims, losses, damages, costs, expenses and liabilities {including, without limitation, attorneys' fees and expenses incurred in good faith and court costs) incurred by the Indemnified Parties by reason of any claim or demand being made upon or any action taken against the Indemnified Parties relating to or arising out of the negligence or willful misconduct or fraud of Acquisition Member. The Indemnified Parties shall, in good faith, endeavor to notify Acquisition Member in writing as to every such claim, demand or action against the Indemnified Parties within ten (10) Business Days after the Indemnified Parties become aware that such claim or demand has been made or such action has been taken. A good faith failure to notify Acquisition Member shall not limit Acquisition Member's liability under this Section 11.11.1, to the extent such failure does not adversely affect Acquisition Member's rights with respect to such claim.

11.11.2 Indemnification Of Acquisition Member

Company hereby agrees to indemnify, defend and protect Acquisition Member, each Affiliate performing Services hereunder, and each of their respective members, governors and personnel (such persons collectively called "the Indemnified Parties" for the purposes of this Section 11.11.2), and hold each of the Indemnified Parties harmless against all claims, losses, damages, costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses incurred in good faith and court costs) incurred by the Indemnified Parties by reason of any claim or demand being made upon or any action taken against the Indemnified Parties relating to or arising out of
(i) any negligence or willful misconduct or fraud of Company, except to the extent a member of the Acquisition Member is responsible for such negligence or willful misconduct of Company, or (ii) any act taken or omission made by Acquisition Member and Affiliates in the performance of Acquisition Member's obligations under this Agreement, provided that such act or omission does not constitute negligence or willful misconduct or fraud. The Indemnified Parties shall, in good faith, endeavor to notify Company in writing as to every such claim, demand or action against the Indemnified Parties within ten (10) Business Days after the Indemnified Parties become aware that such claim or demand has been made or such action has been taken. A good faith failure to notify Company shall not limit Company's liability under this Section 11.11.2, to the extent such failure does not adversely affect Company's rights with respect to such claim.



11.12 Attorneys' Fees

11.12.1 Preparation Of This Agreement

Company and Acquisition Member shall pay their respective legal costs and disbursements associated with the preparation, negotiation and execution of this Agreement and any modifications hereof.

11.12.2 Judicial Action Or Litigation

In the event that any judicial action between the parties is instituted to enforce any of the provisions of this Agreement or any right of any party under this Agreement, regardless of whether such action or proceeding is prosecuted to judgment and in addition to any other remedy, the unsuccessful party shall pay to the prevailing party all reasonable costs and expenses incurred therein by the prevailing party, including, without limitation, all reasonable attorneys' fees and expenses and court costs.

11.13 Cumulative Rights

All rights, privileges, and remedies afforded the parties by this Agreement shall be cumulative and in addition to, and not exclusive of, any other rights, remedies and benefits allowed by law or equity to any party and the exercise of anyone of such remedies shall not be deemed to be a waiver of any other right, remedy or privilege provided for herein or available at law or equity.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed as of the date first above written.


                CBCI Income and Growth Fund, LLC
                By: CBCI Fund Management I, Inc.
                    Managing Member

                By: /s/ Ronald A. Christenson
                    Ronald A. Christenson
                    President

                CBCI Acquisitions I, LLC


                By: /s/ Ronald A. Christenson
                     Ronald A. Christenson
                     Managing Member









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